Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Capstone Green Energy Corporation

(Exact name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share(2)	Other(2)	600,000(3)	$1.68(4)	$1,008,000	0.0001102	$111.08
Total Offering Amounts				-	$1,008,000	-	$1,008,000
Total Fee Offsets				-	-	-	$0
Net Fee Due				-	-	-	$111.08

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Capstone Green Energy Corporation, a Delaware corporation (the “Registrant”). Pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Also includes associated rights to purchase shares of the Registrant’s Series B Junior Participating Preferred Stock (the “Rights”), which are attached to the common stock and are issuable pursuant to the Registrant’s Rights Agreement, dated as of May 6, 2019, as amended. Until the occurrence of certain prescribed events, the Rights are not exercisable and will be transferable along with and only with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.

(3)

Represents 600,000 additional shares of common stock reserved and available for issuance under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”), as approved by the Registrant’s stockholders at its annual meeting on August 27, 2022 (the “2022 Annual Meeting”). At the 2022 Annual Meeting, the Registrant’s stockholders approved an amendment to the 2017 Plan to increase the aggregate number of shares authorized for issuance under the 2017 Plan by 600,000 shares.

(4) Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $1.68 per share, the average of the high and low prices of the Registrant’s common stock on October 11, 2022 as reported on the Nasdaq Capital Market.